                        EXHIBIT 10.1

PRIVATE & CONFIDENTIAL
Date:    [●]
To:    [●]
From:    Don Allan
Re:    2025 Management Incentive Compensation Plan
It is my pleasure to congratulate you for being selected to participate in the 2025 Management Incentive Compensation Plan (the “MICP”) under the Stanley Black & Decker 2024 Omnibus Award Plan (the “Plan”). The MICP is intended to provide cash awards to MICP participants, provided specific goals (“Performance Goals”) are achieved during the 2025 fiscal year (the “Measurement Period”). Capitalized terms used in this award letter, including the attached Management Incentive Compensation Plan Award Terms (the “Terms”, and together with this letter, this “Award Certificate”), but not defined herein shall have the meanings given them in the Plan, unless the context clearly requires otherwise.
Bonus Opportunity
As a participant, you (“you” or “Participant”) will have an opportunity to earn a cash award (“MICP Award”) based on your current level and the achievement of the Performance Goals established by the Committee.
Your bonus payout may also be adjusted upward or downward based on your individual, business, or regional performance during the Measurement Period as determined completely at the Committee’s [or Company’s] discretion.
You are not eligible for the AGM kicker (+10 points) unless 2025 SBD TSR vs. S&P 500 Capital Goods Index is at least at median.
Your bonus opportunity is based on your MICP level target bonus, the MICP plan you are in, calculated using your Qualifying Salary as of January 1, 2025, or as of your eligibility date. Your plan and pro-ration as shown in Workday are subject to change based on your role. Your threshold, target and maximum target is as follows:

Threshold	Target	Maximum

Performance Goals
Performance Goals for corporate participants are based 100% on metrics that apply to Stanley Black & Decker, Inc. (the “Company”) as a whole. Performance goals for division participants are based on metrics that apply to both Company and divisional performance. Payouts under this MICP Award will be

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determined by the Committee based upon the actual results achieved in relation to the Performance Goals, subject to Committee discretion as described in the attached Terms. Participants will only be eligible for payouts under the MICP Award provided they are continuously employed by the Company or an Affiliate through the award payment date, as more fully set forth in the Terms.
Although this summary includes the key aspects of the MICP Award, it is not intended to represent a full accounting of the rules and regulations applicable to the MICP Award and is subject to the terms described in the Terms and the Plan (available on request), which together with this document govern the MICP Award.
Thank you for your continued support and congratulations on being selected to participate in this important program.
Best Regards,
Don Allan
President & CEO

     EXHIBIT 10.1
MANAGEMENT INCENTIVE COMPENSATION PLAN AWARDS TERMS
1.Grant of MICP Award. This certifies that the Company has granted to the Participant named above a MICP Award, subject to certain restrictions and on the terms and conditions contained in this Award Certificate and the Plan. A copy of the Plan is available upon request. In the event of any conflict between the terms of the Plan and this Award Certificate, the terms of the Plan shall govern. This MICP Award represents the right of the Participant to receive a cash bonus based on the Company’s achievement of the Performance Goals for the Measurement Period as set forth in the Award Certificate, provided the employment requirements below are satisfied. For purposes of this Award Certificate, if the Participant is not employed by the Company, “Employer” means the Affiliate that employs the Participant. All capitalized terms used in this Award Certificate which are not defined in this Award Certificate (including Section 14 herein) shall have the meanings given them in the Plan unless the context clearly requires otherwise.
2.Determination of Earned MICP Award.
(a)General. As soon as reasonably practicable following the completion of the Measurement Period, the Committee will determine (i) whether and to what extent the Performance Goals have been achieved and (ii) the percentage of the Participant’s MICP Award which has been “earned” in respect of the Measurement Period as a result of such performance, with the percentage of the Participant’s earned MICP Award to be linearly interpolated on a straight-line basis between specified levels of performance (i.e., for performance that falls above “threshold” level but below “target” level, or above “target” level but below “maximum” level). In order for any portion of the MICP Award to be earned in respect of a Performance Goal, the “threshold” level of achievement with respect to such Performance Goal must be achieved, and in no event will more than the maximum MICP Award be earned.
(b)Adjustments. Notwithstanding any other provision hereof, the MICP Award and the Performance Goals may be adjusted up or down, at the sole discretion of the Committee, based upon any factors determined by the Committee to be appropriate, including without limitation (i) the impact of pandemics, war, or severe weather on the Company’s results of operations, (ii) any other unforeseen, unusual or extraordinary gains, losses, expenses, revenues, charges or credits not contemplated at the time of the determination of the budget for the Measurement Period or Performance Goal establishment, and/or (iii) individual, business or regional performance.
3.Vesting. Any earned MICP Award will become vested if, except as set forth below, the Participant remains continuously employed by the Company or an Affiliate until the Settlement Date (as defined below).
4.Termination of Employment.
(a)General. Unless determined otherwise by the Committee, if the Participant’s employment with the Company or an Affiliate terminates prior to the Settlement Date for any reason other than as provided below in this Section 4, then the Participant will forfeit all rights in respect of the MICP Award and will not be entitled to receive any payment under the MICP Award.
(b)Death and Disability. Upon the Participant’s death or if the Participant’s employment is terminated as a result of the Participant’s Disability, in each case, prior to the Settlement Date, the MICP Award will be settled pursuant to Section 5 at the same time as MICP awards for active participants are settled, to the extent the Performance Goals have been achieved, and shall be prorated based on the number of complete months in the Measurement Period that the Participant was employed by the Company.

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(c)Retirement. Upon the Participant’s Retirement prior to the Settlement Date, the MICP Award will be settled pursuant to Section 5 at the same time as MICP awards for active participants are settled, to the extent the Performance Goals have been achieved, and shall be prorated based on the number of complete months in the Measurement Period that the Participant was employed by the Company.
(d)Termination without Cause. If the Participant’s employment with the Company or an Affiliate is terminated by the Company without Cause prior to the Settlement Date, the MICP Award will be settled pursuant to Section 5 at the same time as MICP awards for active participants are settled, to the extent the Performance Goals have been achieved, and shall be prorated based on the number of complete months in the Measurement Period that the Participant was employed by the Company.
(e)Release. In the event of a termination of employment as described in Sections 4(b), 4(c) or 4(d), the Company may require the Participant to execute an effective release of claims in the form provided by the Company to receive the benefit of such provisions.
5.Settlement of MICP Award. The earned and vested MICP Award will be settled in cash as soon as practicable, and by no later than March 15th of the year, following the end of the Measurement Period (the date of such settlement, the “Settlement Date”).
6.Change in Control.
(a)Notwithstanding any provision in the Plan to the contrary, upon a Change in Control, unless the MICP Award is assumed, replaced or converted by the successor or the resulting entity (or any parent thereof) into a Replacement Award, the MICP Award (if outstanding) shall be cancelled and, in respect of such cancelled MICP Award, the Participant shall receive a pro rata portion of the MICP Award, calculated by determining the achievement of the Performance Goal or Performance Goals based on actual performance though the date of such Change in Control, and then multiplying this amount by a fraction, the numerator of which is the number of full days completed in the Measurement Period prior to the Change in Control and the denominator of which is the total number of days in the Measurement Period (the “Pro Rata Change in Control Amount”). The Pro Rata Change in Control Amount shall be paid in cash as soon as practicable following the Change in Control and no later than 60 days following the Change in Control. The determination as to whether the MICP Award is assumed, replaced or converted in connection with the Change in Control shall be made by the Committee, in good faith, taking into account such factors as it deems appropriate, including the feasibility of continuing the Performance Goals or Performance Goals based on the resulting entity in the applicable Change in Control.
(b)If (i) the Participant receives a Replacement Award in respect of the MICP Award, and (ii) the Participant incurs a termination of employment by the Company without Cause or if the Participant terminates his or her employment for Good Reason, in each case, prior to the end of the Measurement Period, then, unless otherwise provided for in the Participant’s employment or severance agreement or in a severance plan in which the Participant then participates, the Participant will be entitled to receive a pro rata portion of the Replacement Award, assuming the achievement of the underlying performance goals at “target” level and based on the number of days completed in the Measurement Period prior to the date of the termination of employment. The pro rata portion of the Replacement Award will be paid within 30 days following the Participant’s termination of employment. After a Change in Control, the Committee may not exercise the discretion referred to in this Award Certificate to decrease the amount payable in respect of the MICP Award which is outstanding immediately prior to the occurrence of the Change in Control.
7.Restrictions on Transfer. The MICP Award shall not be not assignable, alienable, saleable or transferable. The MICP Award shall be transferable only by will or the laws of descent and distribution. If the Participant purports to make any transfer of the MICP Award, except as aforesaid, the MICP Award and all rights thereunder shall terminate immediately. Notwithstanding the foregoing, the Participant

     EXHIBIT 10.1
may, in the manner established by the Committee, designate a beneficiary or beneficiaries to receive any cash payment with respect to the MICP Award upon the death of the Participant.
8.Income Tax Matters.
(a)Regardless of any action the Company or the Employer takes with respect to any or all income tax (including U.S. federal, state and local taxes or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Participant acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility and that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the MICP Award, including the grant of the MICP Award and the vesting and settlement of the MICP Award, and (ii) do not commit to structure the terms of the grant or any aspect of the MICP Award to reduce or eliminate the Participant’s liability for Tax-Related Items.
(b)Prior to settlement upon the vesting of the MICP Award, if the Participant’s country of residence (and country of employment, if different) requires withholding of Tax-Related Items, the Company may withhold a sufficient amount of cash otherwise payable upon the vesting of the MICP Award sufficient to pay the Tax-Related Items required to be withheld with respect to the MICP Award. Depending on the withholding method specified in the Plan, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including maximum applicable rates. If the Participant is subject to taxation in more than one country, the Participant acknowledges that the Company, the Employer or one or more of their respective Affiliates may be required to withhold or account for Tax-Related Items in more than one country. The Participant hereby consents to any action reasonably taken by the Company and the Employer to meet the Participant’s obligation for Tax-Related Items. All other Tax-Related Items related to the MICP Award and any cash delivered in payment thereof shall be the Participant’s sole responsibility.
9.Data Privacy. The Company is located at 1000 Stanley Drive, New Britain, Connecticut 06053 U.S.A. and grants Awards under the Plan to employees of the Company and its Affiliates, at its sole discretion. In accepting the MICP Award granted under the Plan, the Participant should carefully review the following information about the Company’s data processing practices.
(a)Data Collection, Processing and Usage. The Company collects, processes and uses personal data of employees, including name, home address, email address and telephone number, date of birth, social insurance, passport or other identification number, salary, citizenship, job title, any shares of Common Stock or directorships held in the Company, and details of all Awards to acquire shares of Common Stock canceled, vested, or outstanding in the Participant’s favor, which the Company receives from the Participant or, if different, the Employer (“Personal Information”). If the Company grants the Participant an Award under the Plan, then the Company will collect the Participant’s Personal Information for purposes of allocating shares of Common Stock (if any) and implementing, administering and managing the Plan. The Company’s legal basis for collecting, processing and using the Participant’s Personal Information will be the Company’s necessity to execute its contractual obligations under this Award Certificate and to comply with its legal obligations.
(b)Stock Plan Administration Service Providers. The Company transfers the Participant’s Personal Information as necessary and appropriate to Bank of America Merrill Lynch and its affiliates (“BAML”), an independent service provider based in the United States which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share the Participant’s data with another company that serves in a similar manner. BAML will open an account for the Participant to receive and trade shares of Common Stock the Participant acquires under the Plan (if any). The Participant will be asked to agree to separate terms and data processing practices with BAML, which is a condition of the Participant’s ability to participate in the Plan.

     EXHIBIT 10.1
(c)International Data Transfers. The Participant’s Personal Information may be transferred to or otherwise processed in the United States or other jurisdictions besides the Participant’s own. The Participant should note that the Participant’s country of residence (and country of employment, if different) may have enacted data privacy laws that are different from those of the recipient country. Such transfers will be made pursuant to Company policies and data protection measures as detailed in the Company’s Employee Privacy Policy, available by contacting Participant’s local HR manager or Global Privacy Office.
(d)Data Retention. The Company will use the Participant’s Personal Information as long as is necessary to implement, administer and manage the Participant’s participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and security laws. When the Company no longer needs the Participant’s Personal Information, the Company will remove it from its systems.
(e)Voluntariness. The Participant’s participation in the Plan is purely voluntary. If the Participant elects not to participate in the Plan, the Participant’s decision would not affect the Participant’s salary as an employee of the Employer or the Participant’s career; the Participant would merely forfeit the opportunities associated with the Plan.
(f)Individual Rights. The Participant may have a number of rights under data privacy laws in the Participant’s country of residence (and country of employment, if different). Depending on where the Participant is based, the Participant’s rights may include the right to (i) request access or copies of Personal Information the Company processes pursuant to this Award Certificate, (ii) request to rectify incorrect Personal Information, (iii) request to delete Personal Information, (iv) request to restrict Personal Information processing, and/or (v) lodge complaints with competent authorities in the Participant’s country of residence (and country of employment, if different). To receive clarification regarding the Participant’s rights or to exercise the Participant’s rights, the Participant should contact the Participant’s local HR department. A response to the Participant’s request will be provided consistent with applicable law.
(g)SBD Employee Privacy Notice. All collection and use of the Participant’s Personal Information under this notice is made pursuant to the Company’s Employee Privacy Notice (the “Privacy Notice”), which the Participant has previously received. Please see the Privacy Notice for additional information on the Company’s policies regarding data retention, data security and other important information.

By accepting the MICP Award as granted under the Plan, the Participant explicitly declares that the Participant has been informed about the collection, processing and use of the Participant’s Personal Information by the Company and the transfer of the Participant’s Personal Information to the recipients mentioned above, including recipients located in countries that have different data protection rules than in the Participant’s country of residence.
10.No Right to Continued Employment. This MICP Award does not confer on the Participant any right with respect to the continuation of employment with the Company or any Affiliate, nor will it interfere in any way with the right of the Company or any Affiliate to terminate the Participant’s employment at any time.
11.Governing Law; Venue. The Plan, this Award Certificate and all determinations made and actions taken pursuant to the Plan or Award Certificate shall be determined in accordance with the laws of the State of Connecticut and applicable Federal law. Any disputes regarding this MICP Award, the Award Certificate or the Plan shall be brought only in the United States in the state or federal courts of the State of Connecticut.

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12.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the MICP Award or other awards granted to the Participant under the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
13.Binding Effect. The grant of this MICP Award shall be binding and effective only if this Award Certificate is executed by or delivered on behalf of the Company.
14.Definitions. As used in this Award Certificate:
(a)“Disability” has the meaning provided in Section 22(e)(3) of the Code, or any successor provision.
(b)“Measurement Period” means the period during which performance is measured against the Performance Goals, as set forth in the Award Certificate.
(c)“Performance Goals” means the goals established by the Committee or, pursuant to an appropriate delegation of authority, the Chief Executive Officer, for performance of the Company as a whole and/or specific businesses or functions during the Measurement Period. The Performance Goals applicable to this MICP Award are as set forth in this Award Certificate.
(d)“Retirement” means the Participant’s termination of employment with the Company and each of its Affiliates after (i) attaining the age of 55 and completing 10 years of service, or (ii) attaining the age of 65 and completing one or more years of service.
15.English Language. If the Participant is resident and/or employed outside of the United States, the Participant acknowledges and agrees that it is the Participant’s express intent that this Award Certificate, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the MICP Award, be drawn up in English. If the Participant has received this Award Certificate, the Plan or any other documents related to the MICP Award translated into a language other than English, and if the meaning of the translated version is different from the English version, the meaning of the English version shall control.
16.Clawback/Recoupment Policy. Notwithstanding any other provision of this Award Certificate to the contrary, the Participant acknowledges and agrees that all amounts paid pursuant to the Plan shall be and remain subject to any incentive compensation clawback or recoupment policy of the Company currently in effect or as may be adopted by the Company (including, without limitation, the Stanley Black & Decker, Inc. Financial Statement Compensation Recoupment Policy) and, in each case, as may be amended from time to time. No such policy adoption or amendment shall require the Participant’s prior consent. For purposes of the foregoing, the Participant expressly and explicitly authorizes the Company’s recovery of any covered compensation through any method of recovery that the Company deems appropriate, including without limitation by reducing any amount that is or may become payable to the Participant. The Participant further agrees to comply with any request or demand for repayment by any Affiliate in order to comply with such policies or applicable law. To the extent that the terms of this Award Certificate and any Company recoupment policy conflict, the terms of the recoupment policy shall prevail. The Committee or the Board may provide for the cancellation or forfeiture of the MICP Award or the forfeiture and repayment to the Company of any payment related to the MICP Award, or other provisions intended to have a similar effect, upon such other terms and conditions as may be determined by the Committee or the Board from time to time, including, without limitation, in the event that a Participant, during employment or other service with the Company or an Affiliate, engages in activity detrimental to the business of the Company.
17.Addendum. Notwithstanding any provisions of this Award Certificate to the contrary, the MICP Award shall be subject to any special terms and conditions for the Participant’s country of residence (and country of employment, if different), as are set forth in an applicable Addendum to this Award Certificate. Further, if the Participant transfers residence and/or employment to another country reflected

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in an Addendum to this Award Certificate, the special terms and conditions for such country will apply to the Participant to the extent the Company determines, in its discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules, and regulations or to facilitate the operation and administration of the MICP Award and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer). Any applicable Addendum shall constitute part of this Award Certificate.
18.Additional Requirements; Amendments. The Company reserves the right to impose other requirements on the MICP Award and the Participant’s participation in the Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the MICP Award and the Plan. Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing. In addition, the Company reserves the right to amend the terms and conditions reflected in this Award Certificate, without the Participant’s consent, either prospectively or retroactively, to the extent that such amendment does not materially affect the Participant’s rights under the MICP Award except as otherwise permitted under the Plan or this Award Certificate.
19.Nature of the Grant. In accepting the MICP Award, the Participant hereby acknowledges that:
(a)the Plan is established voluntarily by the Company, is discretionary in nature and may be terminated, suspended or amended by the Company at any time, to the extent permitted by the Plan;
(b)the grant of the MICP Award is voluntary and does not create any contractual or other right to receive future MICP Awards or benefits in lieu of a MICP Award, even if MICP Awards have been granted in the past;
(c)all decisions with respect to future MICP Awards or other grants, if any, will be at the sole discretion of the Company;
(d)the grant of the MICP Award and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Employer or any other Affiliate shall not interfere with the ability of the Company, the Employer or any other Affiliate to terminate the Participant’s employment relationship (if any);
(e)the Participant is voluntarily participating in the Plan;
(f)the MICP Award and any cash paid pursuant to the MICP Award are not intended to replace any pension rights or compensation;
(g)the MICP Award and any cash paid pursuant to the MICP Award are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which are outside the scope of the Participant’s employment and the Participant’s employment contract, if any;
(h)the MICP Award and any cash paid pursuant to the MICP Award are not part of normal or expected compensation or salary for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, leave-related payments, holiday top-up, pension or retirement or welfare benefits or similar mandatory payments;
(i)no claim or entitlement to compensation or damages shall arise from forfeiture of the MICP Award resulting from termination of the Participant’s status as an employee (regardless of the reason for the termination and whether or not the termination is later found to be invalid or in breach of

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employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any);
(j)on the date of termination of the Participant’s status as an employee (regardless of the reason for the termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), the Participant’s right to participate in the Plan, if any, will terminate (for purposes of the foregoing, the Committee shall have exclusive discretion to determine the effective date the Participant is no longer an employee);
(k)neither the Company, the Employer nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the MICP Award;
(l)in consideration of the grant of the MICP Award, no claim or entitlement to compensation or damages shall arise from termination of the MICP Award, or recoupment of any cash paid, or diminution in value of the MICP Award resulting from (A) termination of employment by the Company or the Employer, as applicable (for any reason whatsoever and whether or not in breach of applicable labor laws), and / or (B) the application of any recoupment policy or any recovery or clawback policy otherwise required by law, and the Participant hereby irrevocably releases the Company, the Employer and any Affiliates from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by acceptance of the MICP Award, the Participant shall be deemed irrevocably to have waived the Participant’s entitlement to pursue such claim; and
(m)in the event of termination of the Participant’s employment with the Company (whether or not in breach of local labor laws), the Participant’s right to receive the MICP Award and vest in the MICP Award under the Plan, if any, will terminate effective as of the date of termination of the Participant’s active employment as determined in the discretion of the Committee unless otherwise provided in this Award Certificate or the Plan; furthermore, in the event of termination of the Participant’s employment (regardless of any contractual or local law requirements), the Participant’s right to vest in the MICP Award after such termination, if any, will be measured by the date of termination of the Participant’s active employment; the Committee will have the discretion to determine the date of termination of the Participant’s active employment for purposes of the MICP Award.
20.Section 409A. For the avoidance of doubt, if the Participant is subject to U.S. income taxation and is a “specified employee” (within the meaning of Section 409A of the Code) at the time of the Participant’s separation from service, and the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled settlement date, but will instead pay it, without interest, on the first business day of the seventh month after the Participant’s separation from service or, if earlier, on the Participant’s death. In addition, if the Participant is subject to U.S. income taxation and the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation, any vesting and settlement acceleration of such deferred compensation upon the Participant’s termination of employment shall not be effective unless such termination of employment also constitutes a separation from service under Section 409A of the Code.
21.Acceptance. By electronically accepting the grant of this MICP Award, the Participant affirmatively and expressly acknowledges that the Participant has read this Award Certificate, the Addendum to the Award Certificate (if any), and the Plan, and specifically accepts and agrees to the provisions therein. The Participant also affirmatively and expressly acknowledges that the Company, in its sole discretion, may amend the terms and conditions reflected in this Award Certificate without the Participant’s consent, either prospectively or retroactively, to the extent that such amendment does not

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materially impair the Participant’s rights under the MICP Award, and the Participant agrees to be bound by such amendment regardless of whether notice is given to the Participant of such change.
22.Miscellaneous. All decisions or interpretations of the Committee with respect to any question arising under the Plan or this MICP Award shall be binding, conclusive and final. The waiver by the Company of any provision of this MICP Award shall not operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision of this MICP Award. The Participant agrees to execute such other agreements, documents or assignments as may be necessary or desirable to effect the purposes of this MICP Award.
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23.